Exhibit 99.1

Trading Under the Symbol: ISDR

Transcript of

VirtualScopics, Inc.

Third Quarter 2014 Earnings Call

November 13, 2014

Participants

Jim Groff – Chief Financial Officer

Eric Converse – President and Chief Executive Officer

Analysts

Paul Rodgers – Gold Leaf Capital

Keith Gil – JHS Capital Advisors

Presentation

Operator

Greetings and welcome to the VirtualScopics Third Quarter 2014 Financial Results Conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator instructions) As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Jim Groff, Chief Financial Officer. Thank you, sir, you may begin.

Jim Groff – Chief Financial Officer

Good morning and welcome to VirtualScopics Third Quarter 2014 Conference Call and Webcast. My name is Jim Groff and I am pleased to address you today as the permanent Chief Financial Officer of VirtualScopics. I have been with the company since 2006 and have never been more enthusiastic about the VirtualScopics team and the opportunities we see before us for revenue growth and, most importantly, returning the company to profitability.

First, I would like to remind everyone that during today’s conference call and webcast, we will be making forward-looking statements that refer to future events, which involve some risks and uncertainties. Please refer to today’s press release in Slide 2 that include a discussion of forward-looking statements and related risk factors, which is our customary disclosure.

With me today is Eric Converse, our President and Chief Executive Officer. I am going to begin this morning with a discussion around the results for three and nine months ended September 30, 2014.

First, I would like to focus on Slide 3. Our awards outstanding and bookings increased to $23.8 million as of and for the nine months ended September 30, 2014 as compared to the $18.4 million as of and for the nine months ended September 30, 2013, representing a 29% increase. We believe our improved bookings are a direct result of our companywide focus on enhancing and building existing and new customer relations, and meeting and exceeding our customer expectations. We have continued focusing on a segmented and targeted approach relative to account site, sales channel, therapeutic area, and study phase, which provides a clear positioning strategy for our core imaging services. Basically, we have demonstrated to our customers our scientific and operational excellence, which have resulted in improved bookings momentum.

Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Third Quarter 2014 Earnings Call November 13, 2014

To continue on this topic, the awards outstanding and bookings as of September 30, 2014 were approximately 16% higher than the full year awards outstanding and bookings as of December 31, 2013 with still another full quarter left in the year. This momentum has continued with awards outstanding and bookings of approximately $25.5 million as of and for the year-to-date period ended today November 13, 2014, which represents a 24% increase over the full year awards outstanding and bookings as of and for the fiscal year ended December 31, 2013, with still approximately two months left in the year.

Let’s now turn to Slide 4. Another good indication of this positive momentum is our net book-to-bill ratio. For the third quarter of 2014, it was 1.87 as compared to 1.53 for the previous year’s quarter. Our net book-to-bill ratio for the nine months ended September 30, 2014 was 1.88 as compared to 0.64 for the nine months ended September 30, 2013. We defined a net book-to-bill ratio as all bookings during a quarter less the quarter’s cancellations of business divided by the quarter’s revenue. A net book-to-bill ratio greater than one suggests new business exceeds the comparable period revenue. We feel it’s important to share these numbers with you to provide a better understanding of the company’s future revenue.

I’d like to point out that if you look at the trailing 12-month ratio as of September 30, 2014, our current net book-to-bill ratio is 1.99 compared to our net book-to-bill ratio of only 0.33 at September 30, 2013, reflecting an increase of over 500%. Clearly, we are excited about this indication of our future revenue for 2015.

I would like to stress this again that due to the progress made over the last year, our trailing 12 months book to bill ratio has increased by 6-fold.

Now let’s review our backlog. Backlog represents anticipated service revenue from work not yet completed or performed under signed contracts. Once work commences, revenue is generally recognized over the life of the contract as services are provided. Backlog at September 30, 2014 was approximately $26.5 million when removing projects at risk. We believe that our backlog as of any date could be a meaningful predictor of future results, but due to inherent risks such as projects being subject to cancellation, revision or delay, this number needs to be considered thoughtfully.

Customers terminate, delay or change the scope of projects for a variety of reasons, including among others the failure of drugs being tested to satisfy safety requirements, unexpected or undesirable clinical results, client’s decisions to forego a particular study, insufficient patient enrollment or investigator recruitment. We believe that approximately $5 million of the backlog as of September 30, 2014 may not be recognized due to these inherent risks. This deduction was already taken out of the $26.5 million I just reported. However, there are also situations where a study will increase in scope and reflect a subsequent increase in budget dollars that is not reflected in the current backlog.

Turning to Slide 5, I would like to review what we believe to be the start of a very positive revenue trend. Since the beginning of 2014, each quarter we have seen revenues trending upward from $2.4 million in the first quarter to $2.6 million in the second quarter to $2.7 million in the third quarter of 2014. We believe this trend will continue through the remainder of this year and in 2015. In fact, our third quarter 2014 revenues are 23% higher than revenues recorded in the third quarter of 2013.

Let’s turn to Slide 6 covering our Statement of Operations. Revenues for the quarter ended September 30, 2014 were $2.7 million compared to $2.2 million in the third quarter of 2013. This is in correlation with the increase in bookings during 2013 and 2014 as these projects start to generate revenue. During the third quarter of 2014, we performed work on 110 different projects in connection with our pharmaceutical drug trials. This compares to 99 projects during the same period in 2013.

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Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Third Quarter 2014 Earnings Call November 13, 2014

Revenues for the nine months ended September 30, 2014 were $7.7 million compared to $8.5 million for the nine months ended September 30, 2013. The decrease in revenues was affected by a six week Phase 3 breast cancer study which generated over $1 million in revenues during the second quarter of 2013 that did not reoccur in 2014. Excluding the six week non-reoccurring study, 2014 revenues would have increased by approximately $276,000 or 4% for the nine months ended September 30, 2014.

Revenue has not increased at the same pace as the awards and bookings due to the timing of the startup of new projects, the timing of the recognition of revenue which can be on average over a three year period, and a number of studies that ended during 2013 and 2014. As a result, we believe 2014 revenues will be relatively flat with 2013 at approximately $10.6 million to $11 million.

Now, turning to gross profit, for the third quarter of 2014 gross profit was approximately $928,000 as compared to $816,000 for the third quarter of 2013, representing a 14% increase. Gross profit for the nine months ended September 30, 2014 was approximately $2.6 million as compared to $3.4 million for the nine months ended September 30, 2013, representing a 22% decrease.

For the third quarter of 2014, our gross margin was approximately 34% as compared to 37% for the third quarter of 2013. Gross margin for the nine months ended September 30, 2014 was approximately 34% compared to 40% for the nine months ended September 30, 2013.

Our gross margin declined during the nine months ended September 30, 2014 as a result of investments made in systems and personnel in the project management and the science groups. Additionally, we achieved higher gross margins in 2013 due to a large Phase 3 study that we delivered in 6 weeks aided by our 2013 software release that enables quick, efficient and reliable analysis of traditional Phase 3 imaging endpoints. Analyzing large amounts of data from the same study in a short timeframe created higher operational efficiencies resulting in higher gross margin during the nine months ended 2013.

Additionally, we will continue to make investments in people and technologies to further enhance our operational efficiencies and specifically as it relates to volume of revenue. Historically, we have experienced higher margins in our oncology projects and Phase 3 studies that tend to generate higher margins than early phase studies. We believe our revenues in Phase 3 oncology projects will increase in 2015 due to the therapeutic and study phase mix of the 2014 bookings, which will lead to improved margins. As of September 30, 2014, 63% of our bookings are for oncology studies as compared to 41% from the previous year.

Next, research and development costs for the third quarter of 2014 were approximately $307,000 as compared to $377,000 for the third quarter of 2013. Research and development costs for the nine months ended September 30, 2014 were approximately $900,000 as compared to $1.2 million for the nine months ended September 30, 2013. The decrease was the result of no additional dollars being spent on the personalized medicine initiative during the first nine months of 2014. We have delayed any additional work on this application as we focus on our core clinical trial business.

Sales and marketing costs for the third quarter of 2014 were approximately $545,000 as compared to $348,000 for the third quarter of 2013. Sales and marketing costs for the nine months ended September 30, 2014 were approximately $1.4 million as compared to $1.1 million for the nine months ended September 30, 2013. The increase is related to the timing of tradeshows and conferences and higher commissions during the first nine months of 2014 as compared to the previous year. This is a direct result of significant improvement in awards outstanding and bookings achieved thus far during 2014, which are 1.3 times the full year total awards outstanding and bookings for the 12 months ended 2013.

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Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Third Quarter 2014 Earnings Call November 13, 2014

General and administrative costs for the quarter ended September 30, 2014 were $958,000, up 27% from $754,000 in the prior year’s quarter. The increase was largely attributed to the hiring of two additional employees in the information technology and quality departments in early 2014, a director of Human Resource hired during Q3 of 2014, and consulting fees related to the hiring of the CEO. General and administrative costs for the nine months ended September 30, 2014 were $2.45 million compared to $2.53 million for the first nine months of 2013, representing a 3% decrease. There was a decrease in consultant and professional fees that were incurred during the first nine months of 2013 related to the personalized medicine application that did not reoccur in the first nine months of 2014. Additionally, there was a reduction in stock compensation expense, which was offset by the increased expenses mentioned previously of higher investor relations expense as well as legal costs, which were incurred as part of negotiating the office lease in Pennsylvania, finalizing the Scientific Advisory Board and our IXICO alliance agreement.

Let’s now turn to Slide 7 and the balance sheet. As of September 30, 2014, we had a cash balance of $5.1 million compared to $7.3 million at the close of 2013. Our cash balance has declined throughout 2014 due to investments made in people and systems to further enhance our operational quality, productivity and profitability. As a result of these investments, we anticipate the cash burn to continue through the remainder of 2014. We are continuing to monitor our cash position and are evaluating any financing needs if necessary.

As a recap, turning to Slide 8, we believe 2014 revenues will be relatively flat with 2013, within the range of approximately $10.6 million to $11 million for the year. Revenue has not increased at the same pace as the awards and bookings due to the timing of the startup of new projects, the timing of the recognition of revenue which can be on average over a three year period, and the number of studies added during 2013 and 2014.

We anticipate operating expenses to trend higher for the remainder of the year as a result of investments in personnel, operations and systems, plus the new office in Pennsylvania. We anticipate the cash burn to continue through the remainder of 2014 as we strengthen our core business and work towards returning to profitability. We continue to monitor our cash and evaluate any financing needs if necessary.

Overall the first nine months of 2014 demonstrated a considerable increase in new project awards and bookings as compared to the previous year. As a result of this momentum, we believe we are on our way to return to a solid growth rate and future profitability.

I will now turn it over to Eric.

Eric Converse – President and Chief Executive Officer

Thanks, Jim. Good morning. Today it’s my pleasure to speak to all of you in my capacity as CEO and as a shareholder in VirtualScopics. More importantly, it’s Jim’s first call as our permanent CFO. The leadership of the team is now firmly in place. As a result, I am very excited about the potential of my investments and look forward to getting a healthy return.

Acknowledging that 2014 has been and will continue to be a challenge as far as revenue and profitability are concerned, I cannot be more pleased with the award and bookings we have achieved this year and what it means for our future revenue. As I have shared in the past, it takes on average 35 days for an award to become a booking, and I am very confident that the awards outstanding will be converted to bookings by the end of the year and this number will be added for our backlog.

As Jim mentioned, our book to bill number, which has had a 6-fold increase in the past 12 months, clearly shows that we are adding more to our backlog than we are taking away in revenue in cancellations. When you add this to our increased revenue in Q3 2014 versus Q3 2013, and our quarter-by-quarter increased revenue in 2014, we have very strong indications that our revenue is expected to continue to grow as we enter 2015.

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Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Third Quarter 2014 Earnings Call November 13, 2014

As previously communicated, I have been very reluctant to share our backlog number with you before I had a full understanding of the details behind the number. As we reviewed the number, it was discovered that there are some projects which may convert only a small portion of the contract into revenue. Like many of you are probably wondering, I asked, “Why does this happen?” Well, the answer centers around the inherent risks associated with all contracts. Some risks have to do with projects which we consider to be non-core therapeutics and involving rare diseases, which can lead to difficulty in recruiting participants for the trial. There is always a risk of a project being cancelled. I have said this on every call. However, when reviewing the backlog, we have found there is a greater risk to a project not producing the revenue initially expected when the project does not reside in our core therapeutic area of focus. As a result of this learning experience, we now have a systematic review of the backlog to make adjustments accordingly to account for any risk factors associated with all current projects as they occur. More importantly, from early this year we have only been focused on winning projects which are in our core therapeutic area, and thereby have a much lower risk of cancellation or reduced revenue against initial expectations.

I now feel we have a firm grasp on the backlog and feel confident sharing it with you, as promised. The encouraging news, especially now that I am a shareholder, is understanding why the bookings this year haven’t seem so exciting. We made a conscious decision early in the year to only bid on projects in our focus and to give it the very best effort of winning these projects. As a result, this year is expected to be one of the highest levels of bookings in our history. We are celebrating this decision and committed focus as the results have been extremely gratifying. To ensure that that these bookings translate into revenue, we have placed significant emphasis on operational excellence throughout every department within VirtualScopics.

Winning business is great. However, delivering on the promise operationally takes the complete team effort on being on-time, within budget on a consistent basis. We are working very closely with our existing customers to expand and enhance our relationships, while at the same time demonstrating our operational excellence and flexibility with potential new customers. During 2014, we were able to win back business from two big pharma customers we have worked with previously. These efforts will continue as we move into 2015.

Even better, there has been some consolidation in our industry this year which has led to some of our sponsors focusing on vendor risk mitigation. This means we have been given opportunity to receive another look from sponsors not currently working with us on new projects. As we have been reconsidered by these pharma companies, we have been able to impress them with our evolving capabilities and operational excellence.

As I have mentioned previously, sometimes we just need a little luck. However, I firmly believe that luck is when preparation meets with opportunity. Fortunately, we are well prepared, and as a result we have been able to take advantage of each opportunity presented.

And speaking of preparation, we have recently received a visit from the FDA. I am happy to report that we passed the audit with no observations. This was our first audit by the FDA and is a huge milestone for the company. We could not be more pleased with the results. So no one hopes to be audited by the FDA, having experienced an FDA audit and getting the results we did raises the level of credible experience with Phase 3 trials, gives our business development team more talking points, and our customers more confidence in their decision to work with VirtualScopics on larger trials.

We had been planning a mock FDA audit for this September, but ironically the FDA beat us to it. Clearly, our preparedness paid off and we were able to create our own luck. However, we don’t want to rest on our success and want to continuously improve ourselves. And quality is and will continue to be the key focus.

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Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Third Quarter 2014 Earnings Call November 13, 2014

Last week I attended a partners conference in Barcelona, Spain. We were there with our alliance partner, IXICO exhibiting for the first time since the alliance was signed. The conference gave us the ability to further communicate to the industry about our alliance and make introductions of our IXICO colleagues to our other alliance colleagues at PTD. I had attended the U.S. version of this conference earlier this year and was eager to followup with the European conference which occurred last week. Sharing an exhibition booth with IXICO, talking about our first joint win for the alliance, mentioning our success with bookings this year, and the results of our FDA audit were great talking points with our customer contacts. While I am mentioning partnership, I should tell you that we are exploring other opportunities in the near future to expand our global footprint for clinical trial status and support.

I hope my comments and enthusiasm in my voice are clearly communicating that we are experiencing some very positive growth in our relationships with our customers and our partners. This, along with further development, developing the talent in our organization and infrastructure investments has been the focus of our team. This focus and the results we are experiencing should bring added value to our company and to you our shareholders.

During this period I have also made myself available to our shareholders for calls and face-to-face meetings. I have and will continue to do this because I want to keep the channels of communication open with our shareholders and take the added effort to clearly communicate that my focus needs to be on creating real value which is sustainable. I believe the path to increase shareholder value is a clear one. Focus on the people and the customers and the value will come. I understand that this will take some time and I want to ensure you that I and the team are fully committed to make this happen.

As the CEO, I want to be proud of the value I create in this company along with my colleagues. As a shareholder, I want you to know that my hard-earned funds were placed in an investment which will grow in value. I look forward to achieving success on both fronts.

Jim and I are now happy to take any questions.

Operator

Our first question is coming from Paul Rodgers of Gold Leaf Capital.

<Q>: Just the status of the PA office, are you generating any sales out of there yet?

Eric Converse – President and Chief Executive Officer

No, the PA office was not set up specifically for a sales office, more of a support office with project management, and we are setting that up as we speak. And what’s nice about it is we are moving PMs there that are supporting local sponsors so they are closer geographically to their sponsors and also the BB team can work out of that office with them.

<Q>: Any sales from the quarter from your joint venture with IXICO?

Eric Converse – President and Chief Executive Officer

Sorry. You are a little difficult to understand. I think the question was do we have any revenue this quarter from our alliance with IXICO? Is that the question?

<Q>: Yes, yes.

Eric Converse – President and Chief Executive Officer

No, we do not. As I said, we had our first win, which is a booking and we will look to get revenue from that in 2015.

<Q>: Eric, what is the status of your relationship with PPDI currently?

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Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Third Quarter 2014 Earnings Call November 13, 2014

Eric Converse – President and Chief Executive Officer

I would say it’s a very good relationship. As I mentioned, we were just in Spain with a lot of the members of the team there. We had some of our colleagues visiting a customer with PPD today. We are continuously working on and winning business with them.

<Q>: Is the proportion of business that you are winning with PPDI, has that been fairly constant across the last several quarters?

Eric Converse – President and Chief Executive Officer

I would say, I can’t answer that in detail, but I would tell you that when you have an alliance partner such as PPD, there is a lot of work that goes into some of these projects and we find that we are winning them when we are brought in very early into the discussion. I think that has been our highest success rate if we come in right as the project is being discussed.

<Q>: You mentioned you had wooed back two clients who you used to work with. Were there any brand new clients during the quarter?

Eric Converse – President and Chief Executive Officer

Yes, there have been. I can’t speak to the quarter as I can the year, but the reason why we mentioned it too is because they are large pharma companies that everyone knows. The other part I didn’t mention, which I should add is we have also recently been awarded a project from a large pharma company that has always been using us, but we are now going to more of a core therapeutic area. So, we are all very excited by that as well.

Operator

Our next question is coming from Keith Gil of JHS Capital Advisors.

<Q>: I have a question regarding your goal or expectation regarding your gross profit margins. Being that they’ve been sliding, do you have a goal or expectation of achievement in your gross profit margin?

Jim Groff – Chief Financial Officer

Due to the investments we are making this year in systems and people, and due to the phase and the type of bookings we have within our core, we do expect to make some improvement in those areas in 2015. And a lot of that has to do with the efficiencies that we are putting through. A lot of the bookings this year are in our core area, which tends to drive higher margins.

<Q>: What do you need to do revenue-wise quarterly or annually to breakeven?

Eric Converse – President and Chief Executive Officer

That’s a question that I think you are going to have to look at historical data for, because if we are looking at 2015, Keith, there is also going to be a mix of different phase and trials. So, if you have a lot of large Phase 3s, that’s going to make the chance at revenue having a higher margin, whereas if you have the smaller ones, there is a lot of work put into those and you are not really getting the margin out of them that you would have out of a larger one. So it’s going to depend on the mix of the projects that we do in 2015.

<Q>: Do you have any idea of the mix at the current time?

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Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Third Quarter 2014 Earnings Call November 13, 2014

Eric Converse – President and Chief Executive Officer

Nothing that I am at this point comfortable sharing, but we are, as I have said in the past, looking that in 2015 we should reach breakeven.

<Q>: At one point you said you felt you would become profitable by mid-year of ’15, I believe on the last call, is that still the case?

Eric Converse – President and Chief Executive Officer

That is still what we believe.

<Q>: Based on your backlog, and congratulations on getting that number out and having it well defined, do you have any guidance for 2015 revenue?

Eric Converse – President and Chief Executive Officer

I am not going to give guidance at this point for 2015, but I do appreciate you acknowledging that we shared the backlog as we promised. That was a lot of work and we wanted to make sure that a number that was put out there was a solid number.

<Q>: You mentioned that you had at risk $5 million or so in contracts, so the net at this point in time was $26.5 million?

Eric Converse – President and Chief Executive Officer

After those reductions, yes.

<Q>: So those reductions might come back in, is that correct?

Eric Converse – President and Chief Executive Officer

Yes, what Jim has mentioned is we are trying to be more conservative in our backlog, especially if we are working on our budget for 2015 and what we can seriously expect. We were really happy to see that we are firm on this number, but you should keep in mind also that you constantly have change requests that come in and could increase or decrease the value of something.

<Q>: And the cash at $5.1 million at the end of the third quarter, do you have any projection of what your burn rate would be for the fourth quarter?

Eric Converse – President and Chief Executive Officer

Not one that we are sharing, but I would tell you that cash is something we are watching. There have been some trends in the industry where payment terms are a bit longer. We have had upfront payments which are not so readily agreeable to sponsors at this point, but I would say the business model is very sound and if there were any concern with cash, we would be ahead of that curve. But at this point we are pretty comfortable.

<Q>: Last, if I may, with the consolidation in the industry – I think you touched on it but maybe you could expand a little bit more – do you find that that’s helpful or is that hurting business because your smaller competitors are now becoming bigger competitors?

Eric Converse – President and Chief Executive Officer

I think it’s a mixed bag, to be honest. I think we have had a few people reach out to us because they wanted to make sure that they have more than just a few vendors and we have been able to take advantage of that. I think sometimes when you have scale, that’s a definite advantage, but you also could use that scale against a competitor by saying we are smaller and you are going to get a better focused attention from us. So it all depends on how you want to interpret that. For us still I can only tell you that it’s been a positive influence on how things are going.

<Q>: Have you been approached by anyone?

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Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Third Quarter 2014 Earnings Call November 13, 2014

Eric Converse – President and Chief Executive Officer

Have I been approached by anyone for what?

<Q>: Consolidation?

Eric Converse – President and Chief Executive Officer

Not that I am going to share in the future if it were, but I would say no.

Operator

Our next question is coming from [indiscernible], a private investor.

<Q>: My question is on the awards and bookings, in the last three months there appears to be a big slowdown in there, only a $2 million increase. Can you comment on that?

Eric Converse – President and Chief Executive Officer

Keep in mind that we are reporting awards and bookings and some of the pieces that we have been awarded were larger this year, so it’s not so much that there is a slow down because they have all been converting to bookings and that takes a little bit more time with the larger projects. So I would say where we are right, we are feeling that the momentum is very strong as the bookings continue. It’s just that we had a lot of success early on and we were able to report that in the first quarter.

<Q>: The other concern is just there may be nothing related to this, but about four years ago the awards and booking started slowing down as VirtualScopics announced its ambitions in personalized medicine. This last quarter you had mentioned maybe next year you would think about that again. Is there any correlation, do you see in that that may work against you?

Eric Converse – President and Chief Executive Officer

I will tell you very clearly as I have said repeatedly on every call, the core business of this company has to be completely working and producing a profit and growing before we are going to consider taking our eye off of that focus. So, if there ever is an announcement of something else that we are working on, it’s because we have achieved that goal and we feel that we can start to expand our eyes past our core business. Right now, the reason why we are doing so well is because we have no distractions from our core business and I don’t anticipate taking our eyes off of that until we have reached profitability and a very good growth in our revenue.

Operator

Our next question is coming from John Bair of Ascend Wealth Advisors.

<Q>: A number of my questions have been answered, but I would like to hear what your take is on current trends for Request for Proposals and so forth; you mentioned some consolidation. Do you see activity overall picking up in that area or where do you stand with that?

Eric Converse – President and Chief Executive Officer

I just want to make sure that I’m understanding your question. So, you want to know if we are getting more Request for Proposals as the result of consolidation?

<Q>: No, more broadly, the trend in proposal activity, in other words, do you see an increase in the number of clinical trials going on and so forth, because I know a few years ago, that was one of the things that was mentioned that there was a drop off in that area. What’s the status of the current trends?

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Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Third Quarter 2014 Earnings Call November 13, 2014

Eric Converse – President and Chief Executive Officer

I don’t want to quote something and be mistaken, but I would tell you as far as we are concerned, they have been consistent at a minimum, and because of the success we have been having, we are seeing more activity as we are attracting more people to invite us to pay bid on their projects. I have a specific conference, the partnership conference in Spain and I would say the move there was very favorable in general.

<Q>: As far as new trial activity and from major pharma, okay.

Eric Converse – President and Chief Executive Officer

Yes, the partnership and clinical trials conference in Barcelona, Spain.

Operator

Our next question is coming from Keith Gil of JHS Capital Advisors.

<Q>: One last follow-up Eric, this is something that I hear from many of your shareholders on a consistent basis, what strategy do you have to add liquidity to the stock, because the trailing three months you are trading about 3,800 shares a day, roughly $15,000 of trading per day, it adds a frustration from your shareholders that I hear constantly? So, if you can comment on any strategy that you might be developing to add liquidity to the stock.

Eric Converse – President and Chief Executive Officer

I can, Keith, on a limited answer, because as I have said, what we are trying to do right now is communicate very clearly with our existing shareholders and get some of that trust back with them. I believe that as the results are coming in that’s also going to help with our liquidity. But right now, you have heard me for a year now on these calls and I have been saying things that I am going to do or we are going to do, and we can only be measured by what we are saying we are going to do and what actually happened. I think we have been pretty clear as saying what we are going to do and actually doing it, and now we are projecting into 2015, I am afraid it’s going to take that time for people to see, okay, on the bigger issues, such as revenue and profitability, we are actually doing it. I think that will be a big push for liquidity and I think it should reflect on the share price.

<Q>: I agree with you on that. And if I may, being of course you are executing to a very strong degree, I think it’s time that you start to tell that story to the market, because it takes time for the market to track, put you on a radar screen and follow to ensure you are following through on what you are saying. So, you might now at this critical point consider going to conferences and starting to develop some more PR to reach out to a new shareholder base.

Eric Converse – President and Chief Executive Officer

And Keith, I don’t disagree with you.

Operator

Our next question is coming from Paul Rodgers of Gold Leaf Capital.

<Q>: Eric, as you did market research or as you talked to consultants in the industry, what is the thought of global revenues, the state that you occupy, when you look at what your revenues are and your competitors what is the eventual sustainable global revenues? Is this a $1 billion a year industry? Is this a $5 billion a year industry? What research have you uncovered there?

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Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Third Quarter 2014 Earnings Call November 13, 2014

Eric Converse – President and Chief Executive Officer

Paul, you have I don’t think a great connection, but you are asking me for what I think the revenue is for the industry. Honestly, I can’t answer you that. I will tell you though that in my communications that I have had with the list of people you are discussing, we have consultants that speak to other people in the industry, I am getting the impression that most believe that this imaging part of the industry that we’re in is growing and there will be more and more uses for it. And that to me is only encouraging that I think we are in a good space. If you need me to clarify a little bit more, I believe we have had indications of a market size of roughly $500 million at present.

Operator

Gentlemen, we are showing no further questions in queue at this time. Do you have any additional or closing comments?

Eric Converse – President and Chief Executive Officer

I would just like to thank everyone for their time today. Jim and I are looking forward to continued good news that we can be sharing with you as we head into 2015.

Operator

Ladies and gentlemen, thank you for your participation. This concludes today’s teleconference. You may disconnect your lines at this time and have a wonderful day.

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